Exhibit 99.1

Dermira Reports Third Quarter 2015 Financial Results and Provides Corporate Update

Continued Progress for Three Late-Stage Development Programs

MENLO PARK, Calif., November 10, 2015 — Dermira, Inc. (NASDAQ: DERM), a specialty biopharmaceutical company focused on bringing innovative and differentiated products to dermatologists and their patients, today reported financial results for the quarter ended September 30, 2015 and provided an update on its clinical development programs.

“Our clinical development programs continue to move forward, and I am pleased to report another quarter of solid progress for Dermira. The initiation of our Phase 3 program for DRM04 in hyperhidrosis, the successful closing of our follow-on offering and the completion of patient enrollment for our CIMPASI-2 Phase 3 study with CIMZIA in moderate-to-severe plaque psoriasis are all major milestones for our company,” said Tom Wiggans, chairman and chief executive officer of Dermira. “I believe we will end 2015 well positioned for a series of potentially value-enhancing events in 2016 and 2017. Specifically, we expect to announce topline results from all three of our active development programs, including the DRM01 Phase 2b study in acne in the first half of 2016, the DRM04 Phase 3 program in hyperhidrosis in the second half of 2016, and the CIMZIA Phase 3 program in psoriasis in 2017.”

Operational Highlights and Clinical Pipeline Update

•                  Presented data from DRM01 Phase 2a Trial — In October, data were presented from the company’s DRM01 Phase 2a study in acne, which showed that DRM01 met all of the primary efficacy endpoints. In addition, newly presented data suggested that a treatment difference in these endpoints was observed as early as the first efficacy assessment, which occurred at week four of the 12-week treatment period. These data were presented at the European Academy of Dermatology and Venereology (EADV) Congress 2015 in Copenhagen, Denmark.

•                  Completed patient enrollment for CIMPASI-2 Phase 3 study of CIMZIA® — In September, Dermira completed patient enrollment for the global CIMPASI-2 Phase 3 clinical trial of CIMZIA (certolizumab pegol) in adult patients with moderate-to-severe chronic plaque psoriasis. Completion of enrollment triggered a milestone payment of $7.3 million, which was recognized as collaboration revenue from a related party in Dermira’s third quarter 2015 financial results and is payable by UCB Pharma S.A. to Dermira in the fourth quarter of 2015. Patient enrollment continues for two additional CIMZIA Phase 3 trials in patients with moderate-to-severe psoriasis. Currently, CIMZIA is not approved for the treatment of psoriasis by any regulatory authority worldwide. Topline results from this Phase 3 program are expected in 2017.

•                  Elected Kathleen Sebelius to Board of Directors — In September, Dermira’s board of directors welcomed Kathleen Sebelius, the 21st U.S. Secretary of Health and Human Services, as a director. Ms. Sebelius was Secretary of Health and Human Services from 2009 to 2014. Previously, she served for two terms as Governor of Kansas.

•                  Presented DRM01 skin disposition study results — In September, Dermira presented new data from a study in Yorkshire pigs, which demonstrated that DRM01 penetrates the skin in a dose- and formulation-dependent manner and accumulates in the sebaceous glands. These results were presented at the 45th Annual Meeting of the European Society for Dermatological Research (ESDR) in Rotterdam, Netherlands.

•                  Closed follow-on public offering. In August, Dermira closed an underwritten follow-on public offering of 5,175,000 shares of common stock sold by the company, including 675,000 shares sold upon full exercise of the underwriters’ option to purchase additional shares of common stock, at a price of $21.50 per share. Net proceeds from the offering were approximately $104.1 million, after deducting underwriting discounts and commissions and offering expenses.

•                  Initiated Phase 3 program for DRM04 in hyperhidrosis. In July, Dermira dosed the first patients in a Phase 3 program for DRM04 in axillary hyperhidrosis, consisting of two identical studies totaling approximately 660 patients. The program is designed to assess the safety and efficacy of DRM04 compared to vehicle to support a potential New Drug Application submission to the U.S. Food and Drug Administration. Topline results from this Phase 3 program are expected in the second half of 2016.

•                  Enrollment continuing in Phase 2b program for DRM01 in acne. Dermira’s Phase 2b dose-ranging trial for DRM01, a novel, topical sebum inhibitor, in patients with acne vulgaris continues to enroll patients. The goal of the study is to establish the optimal dose for a potential Phase 3 program. Topline results from this Phase 2b study are expected in the first half of 2016.

Financial Highlights

Third Quarter 2015 Financial Results

•                  Dermira reported a net loss of $16.1 million for the quarter ended September 30, 2015, compared with a net loss of $7.8 million for the same period in 2014.

•                  Total operating expenses for the quarter ended September 30, 2015 were $23.6 million as compared to $7.7 million for the third quarter of 2014.

•                  Research and development expenses for the third quarter of 2015 were $18.9 million as compared to $6.0 million for the comparable prior-year period. This increase was primarily due to increased development costs for CIMZIA, DRM04 and DRM01 and headcount growth.

•                  General and administrative expenses in the third quarter of 2015 were $4.7 million as compared to $1.7 million for the comparable prior-year period. This increase was primarily related to headcount growth and the costs associated with being a publicly traded company following Dermira’s initial public offering in October 2014.

•                  As of September 30, 2015, Dermira had cash and cash equivalents and investments of $232.5 million, debt of $1.9 million and 29.9 million shares of common stock outstanding.

2015 Key Milestones and Expectations

•                  Continue to enroll patients in CIMPASI-1 and CIMPACT Phase 3 studies for CIMZIA.

•                  Continue to enroll patients in the DRM04 Phase 3 program.

•                  Continue to enroll patients in the DRM01 Phase 2b dose-finding trial.

•                  As a result of completion of patient enrollment for the global CIMPASI-2 Phase 3 clinical trial of CIMZIA, management expects collaboration revenue from a related party for 2015 of $7.3 million. In addition, management expects operating expenses for 2015 to be at the low end of its previously stated ranges. Its prior guidance reflected GAAP operating expenses of $86-$91 million and non-GAAP operating expenses of $80-$85 million, which excludes the impact of stock-based compensation expense of approximately $6 million. Management expects to have over $200 million in cash and cash equivalents and investments and approximately 30 million total shares of common stock outstanding as of December 31, 2015.

About Dermira

Dermira is a specialty biopharmaceutical company focused on bringing innovative and differentiated products to dermatologists and their patients. Dermira’s portfolio of five product candidates targets significant market opportunities and includes three late-stage product candidates: CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe plaque psoriasis; DRM04, in Phase 3 development for the treatment of axillary hyperhidrosis; and DRM01, in Phase 2b development for the treatment of acne. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

Use of Non-GAAP Measures

Dermira is providing non-GAAP operating expenses that do not include stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. Dermira’s management uses the non-GAAP information internally to evaluate its ongoing business, continuing operational performance and cash requirements, and believes the non-GAAP information is useful to investors as it provides a basis for evaluating Dermira’s cash requirements and additional insight into the underlying operating results and Dermira’s ongoing performance in the ordinary course of its operations.

This non-GAAP measure may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Dermira believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate Dermira’s results of operations in conjunction with the corresponding GAAP measures.

Dermira excludes from its non-GAAP operating expenses stock-based compensation expense, which consists primarily of expenses for stock options under Accounting Standards Codification 718, Compensation—Stock Compensation. Dermira excludes stock-based compensation expense from its non-GAAP operating expense measure primarily because it is a non-cash expense that Dermira does not believe is reflective of ongoing operating results in the period incurred.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including with respect to: enrollment in the Phase 2b program for DRM01, CIMPASI-1 and CIMPACT Phase 3 studies for CIMZIA, and Phase 3 program for DRM04; when the results of the DRM01, DRM04 and CIMZIA clinical trials will be available; management expectations for the timing of the $7.3M milestone payment from UCB Pharma S.A.; management expectations for operating expenses, including on a non-GAAP basis, and stock-based compensation expenses for 2015; and management expectations for cash and cash equivalents and investments, and total shares of common stock outstanding balances as of December 31, 2015. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the outcomes of our clinical trials, our dependence on third-party clinical research organizations, manufacturers and suppliers, regulatory compliance with respect to the design and implementation of our clinical trials, our ability to obtain regulatory approval for our product candidates, and our ability to continue to stay in compliance with applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in the Company’s Annual Report on Form 10-K, the Company’s Quarterly Report on Form 10-Q and other filings the Company makes with the Securities and Exchange Commission from time to time for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Dermira Contact

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

investors@dermira.com

Investor Contact

Robert H. Uhl

Westwicke Partners

Managing Director

858.356.5932

robert.uhl@westwicke.com

Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Collaboration revenue from a related party	$7,300	$—	$7,300	$—

Operating expenses:
Research and development (1)	18,890	6,028	42,473	19,676
General and administrative (1)	4,684	1,688	12,678	5,240
Total operating expenses	23,574	7,716	55,151	24,916

Loss from operations	(16,274)	(7,716)	(47,851)	(24,916)
Interest and other income (expense), net	259	(84)	718	(118)
Interest expense	(39)	(47)	(115)	(114)

Net loss	$(16,054)	$(7,847)	$(47,248)	$(25,148)

Net loss per share, basic and diluted	$(0.58)	$(8.66)	$(1.84)	$(27.93)
Weighted-average common shares used to compute net loss per share, basic and diluted	27,553,952	906,239	25,645,246	900,350

(1)	Amounts include stock-based compensation expense as follows:

Research and development	$541	$210	$1,401	$436
General and administrative	920	114	2,267	198
Total stock-based compensation expense	$1,461	$324	$3,668	$634

Dermira, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	September 30,	December 31,
	2015	2014

Cash and cash equivalents and investments	$232,457	$163,634
Working capital	204,881	93,573
Total assets	247,202	178,221
Bank term loan, current and non-current	1,948	1,936
Additional paid-in capital	344,645	236,414
Accumulated deficit	(129,897)	(82,649)
Total stockholders’ equity	214,756	153,579